Exhibit (a)(1)(U)

Suite 1120, Cathedral Place,

925 West Georgia Street,

Vancouver, British Columbia

Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

Web Site: www.aurizon.com

February 4, 2013

Dear Shareholder,

As you are likely aware, Alamos Gold Inc. has initiated a hostile takeover bid for Aurizon. The Board has determined that the Alamos offer is inadequate from a financial point of view, and has recommended that shareholders reject the offer. At the same time, the Board has undertaken a process to explore the full range of alternatives to maximize the value of the company.

To ensure that your Board has adequate time to consider all potential alternatives to the Alamos offer, the Board recommends that shareholders approve the adoption of a Shareholders Rights Plan (Rights Plan) at a Special Meeting of Shareholders.

The Special Meeting is scheduled for March 7, 2013 at 10:00 am (Vancouver time) in the Main Boardroom at Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia.

The Board recommends that you complete, sign, date and return the enclosed proxy approving the adoption of the Rights Plan. The completion of the proxy is important whether or not you plan to attend the Special Meeting.

The details of the Rights Plan are summarized in the enclosed Proxy Materials and a copy of the Rights Plan is available on our website www.aurizon.com under the Special Meeting tab and www.sedar.com.

The Board of Directors did not adopt the Rights Plan to prevent a take-over of the Company, to secure the continuance of management or the directors or to deter fair offers for Aurizon shares. A number of parties have entered into confidentiality agreements with the Company and are in the process of conducting diligence and making site visits. The Rights Plan is simply intended to provide the Board with adequate time to identify, develop and negotiate potential value-enhancing alternatives to the inadequate Alamos offer.

Please support your Board’s efforts by:

1.	Signing, dating and returning your proxy to approve the adoption of the Rights Plan. Details on how to return your proxy are included in the enclosed circular; and

2.	Rejecting the Alamos offer by not tendering your Aurizon shares.

If you have any questions or require any assistance in completing your proxy or voting instruction form, please contact Georgeson by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

On behalf of the Board of Directors,

George Brack

Chair of the Special Committee of the Board of Directors

Aurizon Mines Ltd.

This document may contain forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), including those regarding the identification, development and negotiation of alternatives to the Alamos offer. These forward-looking statements are based on a number of assumptions, including as to the value of Aurizon’s assets, that the process initiated by the Board of Directors to explore alternatives to maximize the value of the Aurizon will proceed as currently contemplated and that superior alternatives to present to Aurizon Shareholders will be available and can be sufficiently advanced in the time available. There can be no assurance that forward-looking statements herein will prove to be accurate and you should not place undue reliance on them. Actual results and developments may differ materially from those expressed or implied by these forward-looking statements, including due to superior alternatives not being available or being unable to be sufficiently advanced in the time available and to those risks set forth in the Aurizon Directors’ Circular dated January 22, 2013 and Aurizon’s Annual Information Form dated March 30, 2012, which are available at www.sedar.com. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.